Exhibit 10.1

SUCCESSION AGREEMENT

This SUCCESSION AGREEMENT (the "Agreement") is made and entered into as of the 19th day of January, 2012, by and among James V. O'Donnell (the "Executive") and American Eagle Outfitters, Inc., a Delaware corporation (the "Company"). All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the amended and restated Employment Agreement between the Executive and the Company, dated as of January 11, 2010 (the "Employment Agreement").

WHEREAS, the Executive currently serves as Chief Executive Officer of the Company and as a member of the Company's Board of Directors (the "Board");

WHEREAS, the Executive and the Company are parties to the Employment Agreement which sets forth the terms and conditions of the Executive's employment with the Company;

WHEREAS, the Executive and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive's eventual separation from service with the Company, and other matters related thereto;

WHEREAS, subject to the terms and conditions contained herein, the Executive and the Company agree mutually as follows;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

  Succession.

      Termination Date. The Executive hereby acknowledges and agrees that his employment with the Company will terminate effective January 28, 2012 (such date, the "Termination Date"). Except as otherwise explicitly set forth herein, the terms and conditions set forth in the Employment Agreement will continue to govern the Executive's employment with the Company through the Termination Date. For the avoidance of doubt, nothing herein shall limit any rights or obligations of the Executive under the Employment Agreement; provided that in the event that any terms of this Agreement conflict with the terms of the Employment Agreement, the terms of this Agreement shall exclusively govern; and further provided that nothing herein shall result in the payment of duplicate amounts or benefits.

      Resignation of Officer and Board Positions. The Executive hereby resigns, effective as of the Termination Date, from his positions as (i) the Chief Executive Officer of the Company and any other positions that he may hold within the Company and its affiliates and (ii) a member of the Board and a member of any committees of the Board on which he may serve, as well as of the board of directors of any of the Company's affiliates.

  Separation Payments and Benefits. In consideration of the Executive's service to the Company and the Executive's agreement to comply with the terms of this Agreement, the Company and the Executive mutually agree that his separation from service from the Company shall be treated as a termination by the Company without "cause" (as such term is defined in the Employment Agreement) pursuant to Section 5.4 of the Employment Agreement. In accordance with Section 5.4 of the Employment Agreement, the Executive is entitled to (i) any earned but unpaid salary and declared but unpaid bonus, payable within 15 days following the Termination Date; (ii) subject to Section 9 hereof, any deferred compensation to which the Executive is entitled in accordance with the term and conditions of the applicable arrangements, (iii) the Retirement Benefit payable, subject to Section 9 hereof, in a lump sum within 30 days following his Termination Date; (iv) an annual cash incentive bonus in respect of the Company's 2011 fiscal year, to the extent that the applicable performance goals are met for the 2011 fiscal year, and paid when 2011 fiscal year annual cash incentive bonuses are paid to senior management generally, (v) severance equal to one year of the Executive's base salary immediately prior to the Termination Date, less $65,000 representing the cost of personal use of an airplane supplied by the Company prior to the Termination Date, payable, subject to Section 9 hereof, in a lump sum within 30 days following his Termination Date; (vi) the employee discount on Company merchandise generally applicable to active employees from time to time, for the Executive and his spouse on the date hereof, for each of their respective lifetimes, (vii) payment in respect of accrued but untaken vacation in accordance with Company policy, payable within 15 days following the Termination Date, (viii) outstanding restricted stock unit awards that have not been paid by delivery of stock prior to the Termination Date (which shall continue to be paid, without pro-ration, by delivery of stock in the same manner on the anniversary of the grant on the same schedule as if the Executive's employment had not terminated); (ix) outstanding long-term performance restricted stock unit awards that have not been paid by delivery of stock prior to the Termination Date (which shall continue to vest, without pro-ration, and be paid on the same schedule by delivery of stock in the same manner upon vesting, to the extent that the performance goals established at the time of grant are met, as if Executive's employment had not terminated); and (x) outstanding stock options (which shall be exercisable until the earlier of (I) the expiration date set forth in the stock option award agreement, or (II) (A) for options that are vested as of the Termination Date, one year after the Termination Date and (B) for options that are not vested as of the Termination Date, one year after the vesting date when such options (which shall continue to vest) first become exercisable); provided, however that notwithstanding the forgoing and anything in this Agreement or the Employment Agreement to the contrary, all restricted stock unit awards, long-term performance restricted stock unit awards, and stock option awards that were made or granted within six months prior to the Termination Date shall terminate and shall never vest or become exercisable. In addition to the foregoing benefits, as of the Termination Date, the Executive shall be entitled to (i) retirement health insurance pursuant to Section 5.3.2 of the Employment Agreement, provided that the Executive shall pay all associated premiums for coverage, (ii) the remaining balance in Executive's account under the Company Long Term Incentive Cash Plan, payable within 30 days following the Termination date, and (iii) reimbursement for any unpaid business expenses pursuant to Sections 3.6 and 5.7 of the Employment Agreement, payable within 15 days following the Termination Date.

  Restrictive Covenants; Forfeiture; Effect of Certain Terminations. For the avoidance of doubt, (i) the Executive shall continue to comply with the terms of any restrictive covenants and be subject to any forfeiture provisions, in each case as set forth in any plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party, including without limitation, the Executive's obligations set forth in Section 4 of the Employment Agreement, and the parties acknowledge that such covenants or provisions shall remain in full force and effect (including any applicable forfeiture or repayment provisions in the event of breach) following the Termination Date in accordance with their terms and (ii) if the Executive's employment is terminated prior to the Termination Date by the Company for "cause" (as such term is used in the Employment Agreement or any other plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party), the payments and benefits to which the Executive is entitled on account of such termination pursuant to each such plan, agreement, policy or arrangement shall be determined without regard to this Agreement.

  Consulting Agreement.

      Consulting Period. In consideration of the payments and benefits set forth in Section 4(c) of this Agreement, the Executive agrees that he shall remain available to the Company to perform the services described in Section 4(b) from the Termination Date through February 2, 2013 (the "Consulting Period").

      Consulting Services. During the Consulting Period, the Executive shall (i) provide general consulting services to the Company, including, without limitation, assistance in the transition to a new chief executive officer, completion of any pending projects, handoff of third party relationships, strategic planning, and provision of such other advice, expertise or knowledge with respect to his duties as chief executive officer of the Company as may be reasonably requested by the Board or the new chief executive officer of the Company from time to time (including, without limitation, attending in-person meetings with the new chief executive officer or such other persons as the new chief executive officer may designate), (ii) provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of his duties and responsibilities to the Company during his employment with the Company, or as to which he otherwise has knowledge (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company's reasonable request to give testimony without requiring service of a subpoena or other legal process), and (iii) make himself reasonably available to consult on specific projects for the Company, as may be reasonably requested from time to time by the Board or the new chief executive officer (collectively, the "Consulting Services"). Such Consulting Services shall be performed at such place or places as are mutually agreed upon by the Executive and the Company.

      Consulting Fee. In consideration of the Consulting Services, the Executive shall be eligible to receive a consulting fee (the "Consulting Fee") of not less than $552,500 and not greater than $2,210,000, with the excess over $552,500, if any, based on attainment of the same performance goals as are applicable to executive officers of the Company in respect of annual bonuses for the Company's 2012 fiscal year as determined by the Compensation Committee of the Board, payable (to the extent earned) in a single lump sum within 75 days following the end of the Consulting Period. If the Company terminates the Consulting Period early other than due to a continued failure of the Executive to perform the Consulting Services as described in this Agreement after notice from the Company and reasonable opportunity of not less than 30 days for the Executive to cure such failure to the reasonable satisfaction of the Company, the Executive shall receive the Consulting Fee as if such termination had not occurred. If the Executive terminates the Consulting Period early for any reason, a pro-rata portion of the Consulting Fee shall be paid to the Executive at the time described in this Section 4(c), and in an amount equal to the Consulting Fee which would have been payable in respect of the entire Consulting Period multiplied by a fraction, the numerator of which is the number of days in the Consulting Period through such termination, and the denominator of which is 370.

      Expenses. The Company shall reimburse the Executive for (i) reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by the Executive in connection with the Consulting Services, and (ii) without limiting the preceding clause (i), the Company shall reimburse the Executive for the cost of a personal assistant for not more than 10 hours per week during the Consulting Period, in each case subject to reasonable documentation and compliance with the Company's standard expense reimbursement policy.

      Independent Contractor Status. The Executive acknowledges and agrees that, during the Consulting Period, the Executive's status at all times shall be that of an independent contractor, and that the Executive may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. The Company and the Executive hereby acknowledge and agree that all consulting fees paid pursuant to Section 4(c) shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Executive further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Executive's sole and complete responsibility and that the Executive will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Executive also agrees that during the Consulting Period, other than as explicitly set forth in this Agreement, the Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

  No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

  Tax Withholding. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

  Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

  As to the Executive: The Executive's last address on the books and records of the Company

  As to the Company: American Eagle Outfitters, Inc.
  77 Hot Metal Street
  Pittsburgh, Pennsylvania 15203-2329
  Attention: General Counsel

  Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

  Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

  Section 409A. Notwithstanding anything provided herein, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to the Executive pursuant to the terms of this Agreement or the Employment Agreement may become subject to the additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") or any other taxes or penalties imposed under Section 409A of the Code (the "409A Taxes") as applicable at the time such payments and benefits are otherwise required, then: (i) such payments or benefits shall be delayed until the date that is six months after the date of the Executive's "separation from service" (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the "Payment Delay Period"), and (ii) such payments shall be increased by an amount equal to interest on such payments for the "Merrill Lynch U.S. Corporate, A Rated, 15 + Years Index" (or any successor index, or if neither exists, the most similar index which does exist) as of December 31 of the year preceding the year in which the Payments Delay Period commences, compounded annually. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of "deferred compensation" within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments and benefits to the Executive.

  Miscellaneous. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party. Any dispute between the parties hereto arising out of or related to this Agreement (including any dispute in respect of Section 4 of this Agreement) will be subject to Section 6 of the Employment Agreement. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. As used in this Agreement, the term "affiliate" means an entity controlled by, controlling or under common control with the Company.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Board has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

/s/ James V. O'Donnell James V. O'Donnell
AMERICAN EAGLE OUTFITTERS, INC. /s/ Jay L. Schottenstein By: Jay L. Schottestein Title: Chairman